Exhibit 99.2

December 29, 2005

Mr. Richard Grubman

Managing Director

Highfields Capital Management LP

200 Clarendon Street

Boston, MA 02116

Dear Richard:

It appears that our recent communications have crossed. I responded to your letter of December 9th on December 21st, the day after discussing your letter with our Board at its regularly scheduled meeting. Before I address the key points of your letter dated December 22nd, I note that I became CEO of Mellon Financial Corporation on January 1, 1999, not January 1, 1998.

As your letter makes clear, your principal objection to our business strategy is that you believe that Mellon could improve its valuation if it separated its asset management and asset servicing businesses. Although we respect your record as investors, as managers of the company we respectfully disagree, and I will describe some of the reasons in this letter why Mellon’s current structure provides value to our clients as well as our shareholders.

Over the past seven years, this management team has not (to use your words) hunkered down, waited for others to act, maintained the status quo or wished for the right market environment. We have transformed Mellon’s business model away from its roots of regional and corporate banking to being a leader in asset management and payments and asset services. In 1998, approximately 40% of our revenue and pre-tax profits were derived from asset management and asset servicing. In the third quarter of 2005 the relative contribution of these two businesses was over 80%. Virtually all of the growth over these years in Assets under Management and Assets under Custody and Administration has been organic. Similar to our close trust bank peers that also provide asset management and asset servicing to varying degrees, there is a dominance of one business over the other and for Mellon asset management represents approximately three quarters of this mix. We do not see, however, any significant difference in the long-term valuations associated with asset management or asset servicing. Indeed, over a number of periods during the past decade the market multiple for processors has been higher than that for asset managers.

Mr. Richard Grubman

December 29, 2005

Page Two

We are committed to the asset management and asset servicing businesses and our clients understand this commitment. Our single largest source of referrals for our institutional asset management business is from our asset servicing clients. We have over 400 corporate and institutional clients that purchase both asset management and asset servicing products from Mellon, generating approximately $1 billion in annual revenue split evenly between these two businesses. In addition, our successful family office business in Private Wealth Management is serviced through our asset servicing platform. We believe that all of the trust banks have recognized the highly complementary relationship of asset management and asset servicing.

Clearly there have been companies that have enjoyed greater appreciation in their share price, but few have undergone the same transformation in their business mix as Mellon has these last several years, and even fewer are truly reliant on just asset management or just processing. The market has recognized the changes in our business mix as our relative market multiple (forward P/E relative to the S&P 500) has increased from approximately 70% in 1999 to over 100% today.

Our strategy today is very clear in the marketplace – capitalize on growth opportunities in Asset Management and Asset Servicing, maintain our leading positions in Payments Services and manage our capital aggressively for high returns.

Over the past two years we have met our expectations for the performance of Asset Management and Asset Servicing. Our success is based on the strength of our products together with the talent of our employees. In the case of asset management you note the importance of retaining and attracting top talent. Each of the businesses is managed to deliver the best product mix to its clients. Our institutional model is designed to generate alpha for our clients. We operate with a multi-manager approach that varies based on the investment style. Each investment boutique is compensated based on their respective performance. In Asset Servicing, we have a breadth of excellent products and outstanding service quality, which are being recognized by a high percentage of wins in the marketplace. Over the past two years, we have enjoyed pre-tax earnings growth in excess of 16% per annum for both asset management and asset servicing.

The profitability of our asset management businesses is competitive with similar peers. When measuring the margin of any business it is important to compare businesses based on their client and asset mix.

We have looked and continue to look at acquisition opportunities for Mellon to create significant additional shareholder value. But we do not believe that such a transaction necessitates a restructuring of the Corporation or that our current structure prevents or discourages such a transaction. As we have told you (in two separate meetings) we are open to any such transaction and “corporate ego” has not served nor will it serve as an impediment to the process. However, it is paramount that any transaction represents the best interests of all our constituents.

Mr. Richard Grubman

December 29, 2005

Page Three

We believe that an active dialogue with the marketplace is important. Over the course of 2005 our management team has held almost 300 meetings with shareholders in our principal business locations, in their offices or through various Financial Services Conferences. During the course of these meetings, a few shareholders have proposed the idea of splitting our businesses, but upon understanding how our growth businesses operate, almost all see the value in the current structure.

The feedback we have had from most of our largest shareholders is that we are building a very successful franchise. We certainly had feedback from a number of shareholders that were concerned about our investment in the Human Resources business. While this fit our fee-based focus on the retirement imperative, the changing characteristics of the business and our position as a smaller player resulted in our decision to exit this business this past spring. Since we announced the final closing of the transaction on May 26th, our share price has increased 23% (outperforming our closest peers as well as the broader markets).

We appreciate the input from any of our shareholders (long term institutional holders, individuals and hedge funds) and as management we must balance the short term and long term opportunities for creating shareholder value. Highfields became a shareholder of Mellon in August of 2005. Since the beginning of August, Mellon’s share price has increased by 14%, outperforming the S&P 500 (2%) and the BKX (5%).

Our management team maintains an open-door policy with shareholders, and we welcome a continuing dialogue with Highfields Capital.

Sincerely yours,

/s/ Martin G. McGuinn